Putnam California Tax Exempt Income Fund, September 30, 2012, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		  64,896
Class B		     308
Class C		   1,714
Class M		     120

72DD2

Class Y		   2,026

73A1

Class A		  0.343812
Class B		  0.292724
Class C		  0.280153
Class M		  0.321096

73A2

Class Y		  0.361361

74U1

Class A		 190,796
Class B		   1,050
Class C		   6,790
Class M		     401

74U2

Class Y		   6,816

74V1

Class A		   8.34
Class B		   8.34
Class C		   8.38
Class M		  8.32

74V2

Class Y		  8.36

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.